Filed Pursuant to Rule 433

Registration No. 333-136921

Washington Real Estate Investment Trust

$100,000,000

3.875% CONVERTIBLE SENIOR NOTES DUE SEPTEMBER 15, 2026

FINAL TERMS AND CONDITIONS

Issuer:	Washington Real Estate Investment Trust (“WRIT”)

Trade date:	September 6, 2006

Settlement date:	September 11, 2006

Maturity date:	September 15, 2026

Minimum denominations:	$1,000 x $1,000

Total principal amount:	$100,000,000

Maximum over-allotment amount:	$10,000,000

Coupon:	3.875%

Public offering price:	99.5% of the principal amount plus accrued interest, if any, from September 11, 2006

Net proceeds to issuer:	$96.7 million plus accrued interest, if any, from September 11, 2006

Interest payment dates:	March 15 and September 15, commencing on March 15, 2007

Day count:	30 / 360

Conversion price:	$49.78

Conversion rate:	20.0900

Conversion premium:	22%

Call protection:	WRIT may redeem on or after September 20, 2011

Put dates:	September 15, 2011; September 15, 2016; and September 15, 2021

OID:	The discount on the Notes will not exceed the statutory de minimus amount and will not be deemed to be issued with OID

Make whole premium table:
	Effective Date
Applicable Price	September 6, 2006	September 15, 2007	September 15, 2008	September 15, 2009	September 15, 2010	September 20, 2011
$40.80	4.4198	4.4198	4.4198	4.4198	4.4198	4.4198
$45.00	2.9807	2.9334	2.8413	2.6668	2.3699	2.1340
$50.00	1.7851	1.7152	1.6002	1.3934	1.0234	0.0647
$55.00	0.9899	0.9214	0.8167	0.6380	0.3352	0.0000
$60.00	0.4766	0.4224	0.3444	0.2209	0.0436	0.0000
$65.00	0.1624	0.1280	0.0841	0.0234	0.0000	0.0000
$70.00	0.0019	0.0000	0.0000	0.0000	0.0000	0.0000
$75.00	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Maximum Conversion Rate (subject to adjustment):		24.5098

Pro forma as adjusted numbers as of June 30, 2006:		• Lines of credit payable: $8,300,000 • 3.875% convertible senior notes offered hereby: $100,000,000 • Total capitalization: $1,421,992,000

CUSIP:		939653 AJ O

Sole Bookrunner:		Credit Suisse Securities (USA) LLC

Washington Real Estate Investment Trust has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents Washington Real Estate Investment Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling toll free 1-800-221-1037.